                                   FORM 15

        (Adopted in Release No. 34-20784 ((P) 83,508), March 22, 1994,
                   effective March 30, 1984, 49 F.R. 12688.)

                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                   FORM 15

 Certificate and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to file Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number 000-26212


                            PURE ATRIA CORPORATION
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           (Exact name of registrant as specified in its charter)


                   18880 HOMESTEAD ROAD, CUPERTINO, CA 95014
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                        COMMON STOCK, $0.0001 PAR VALUE
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       (Title of each class of securities covered by this Form)


                                     NONE
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [X]         Rule 12h-3(b)(1)(i)     [X]
        Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)     [ ]
        Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii)    [ ]
                                           Rule 15d-6              [ ]

        Approximate number of holders of record as of the certification or
notice date:   one (1)
            ---------------------------

        Pursuant to the requirements of the Securities Exchange Act of 1934 (Pure Atria Corporation) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: July 30, 1997                  By: /s/ Paul D. Levy
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                                        Paul D. Levy
                                        Chief Executive Officer